Exhibit 23.6

Consent of Independent Auditor

We consent to the use of our report dated December 11, 2018 with respect to the financial statements of The Crossing Studios Ltd. which comprise the statements of financial position as of August 31, 2017 and October 31, 2016, and the related statements of earnings and comprehensive income, changes in equity and cash flows for the periods from November 1, 2016 to August 31, 2017 and October 27, 2015 (Date of Incorporation) to October 31, 2016, and related notes to the financial statements (collectively, “the financial statements”) incorporated by reference herein.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM Canada LLP

Chartered Professional Accountants

Licensed Public Accountants

December 11, 2018

Toronto, Ontario